Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

JACK A. SWEENEY and THOMAS MCCULLOUGH certify that:

1.         They are the Chairman of the Board and Chief Executive Officer, and the Assistant Secretary, respectively, of Great American Bancorp, a California corporation.

2.         Article ONE of the Articles of Incorporation of this Corporation is amended to read as follows:

“The name of this Corporation is First Regional Bancorp.”

3.         The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4.         The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code.  The total number of outstanding shares of the Corporation is 2,154,800.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated: November 24, 1987

/s/ Jack A. Sweeney
Jack A. Sweeney, Chairman of the Board and Chief Executive Officer

/s/ Thomas McCullough
Thomas McCullough, Assistant Secretary